AGREEMENT AND PLAN OF MERGER
Dated as of August 4, 2008
among
TOWER GROUP, INC.,
OCEAN I CORPORATION
and
CASTLEPOINT HOLDINGS, LTD.

TABLE OF CONTENTS

Page
ARTICLE I
THE MERGER

1.1. The Merger; Effective Time	2

1.2. Closing	2

1.3. Effects of the Merger	2

1.4. Certificate of Incorporation; By-laws	2

1.5. Directors and Officers of the Surviving Company	3

ARTICLE II
CONVERSION OF COMPANY SECURITIES; EXCHANGE OF CERTIFICATES

2.1. Effect on Share Capital	3

2.2. Exchange of Certificates	5

2.3. Company Options and Other Company Share Awards	7

2.4. Cancellation of Warrants	9

2.5. Qualified Stock Purchase	9

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Company	9

3.2. Representations and Warranties of Parent and Merger Sub	20

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1. Covenants of Company	29

4.2. Covenants of Parent	33

4.3. Financing	35

4.4. Advice of Changes; Government Filings	36

i

ii

iii

     AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2008 (this “Agreement”), among Tower Group, Inc., a Delaware corporation (“Parent”), Ocean I Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and CastlePoint Holdings, Ltd., a Bermuda exempted company (“Company”).
     WHEREAS, Michael H. Lee, the Chairman and Chief Executive Officer of Company, is also the Chairman of the Board, President and Chief Executive Officer of Parent, and beneficially owns approximately 2.4% of the outstanding share capital of Company and 12.7% of the outstanding capital stock of Parent, and Parent beneficially owns approximately 6.7% of the outstanding share capital of Company;
     WHEREAS, each of Company and Parent has established a Special Committee of its Board of Directors (each, a “Special Committee”) comprised of independent, non-conflicted directors to review, evaluate and consider a possible transaction between Company and Parent;
     WHEREAS, the Special Committee of Company and the Board of Directors of Company have adopted this Agreement, authorized and approved the merger and amalgamation of Company with and into Merger Sub upon the terms and subject to the conditions set forth herein (the “Merger”), and deem it fair to, advisable to and in the best interests of Company to consummate this Agreement, the Merger and the other transactions contemplated hereby;
     WHEREAS, the Special Committee of Parent and the Board of Directors of Parent have approved and adopted this Agreement, authorized and approved the issuance of shares of Parent Common Stock in the Merger (the “Share Issuance”), and deem it fair to, advisable and in the best interests of Parent to consummate this Agreement and the Share Issuance;
     WHEREAS, the Board of Directors of Merger Sub has adopted this Agreement, authorized and approved the Merger, and deems it advisable and in the best interests of Merger Sub to consummate this Agreement, the Merger and the other transactions contemplated hereby;
     WHEREAS, this Agreement is being entered into in accordance with S.105 of the Bermuda Companies Act of 1981 (the “Companies Act”); and
     WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
THE MERGER
     1.1. The Merger; Effective Time. Subject to the provisions of this Agreement, Merger Sub and Company will cause (a) a certificate of merger (the “Certificate of Merger”) to be duly prepared, executed and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the General Corporation Law of the State of Delaware, as amended (“DGCL”) on the Closing Date, and (b) a notice of amalgamation to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under S.104C of the Companies Act prior to the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as may be mutually agreed by Parent and Company and specified in the Certificate of Merger (the “Effective Time”); provided that the Certificate of Merger shall be filed by the Surviving Company with the Registrar within 30 days after the date of issue thereof in accordance with S.104C of the Companies Act. Under the Companies Act, this Agreement shall be deemed to have been adopted when it has been approved by the stockholders of each of Company and Merger Sub.
     1.2. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the sixth trading day after the satisfaction or waiver (subject to applicable law) of the latest to be satisfied or waived of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), but under no circumstances before December 2, 2008, unless another time or date is agreed to in writing by the parties; provided that Parent and Merger Sub shall not be required to effect the Closing prior to the third business day immediately following the last day on which the holders of Company Common Shares can require appraisal of their Company Common Shares pursuant to Bermuda law. The Closing shall be held at the offices of Debevoise & Plimpton LLP, in New York, New York, unless another place is agreed to in writing by the parties.
     1.3. Effects of the Merger. At the Effective Time, subject to the terms and conditions of this Agreement, Company shall be merged, and amalgamated, with and into Merger Sub and the separate existence of Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger. The Merger will have the effects set forth in the DGCL. As used in this Agreement, “Surviving Company” shall mean Merger Sub, at and after the Effective Time, as the surviving corporation in the Merger. The parties acknowledge and agree that for purposes of Bermuda law (i) the Merger shall be effected so as to constitute an “amalgamation” in accordance with S.104B of the Companies Act, and (ii) the Surviving Company shall be deemed to be an “amalgamated company” and “amalgamated corporation” as such term is defined under the Companies Act.
     1.4. Certificate of Incorporation; By-laws.
     (a) At the Effective Time, the certificate of incorporation of Merger Sub, in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided therein or by the DGCL.

     (b) At the Effective Time, the by-laws of Merger Sub, in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company, until thereafter amended as provided therein, or by the certificate of incorporation of the Surviving Company or the DGCL.
     1.5. Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The names and addresses of such directors are set forth in Section 1.5 of the Parent Disclosure Letter. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
ARTICLE II
CONVERSION OF COMPANY SECURITIES;
EXCHANGE OF CERTIFICATES
     2.1. Effect on Share Capital. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares in the share capital of Company, each having a par value of $0.01 (each, a “Company Common Share”), as evidenced by way of entry in the register of shareholders of Company (the “Company Share Register”) or by share certificates registered in the name of the bearer (each, a “Company Certificate”):
     (a) Conversion of Company Common Shares. Each Company Common Share, issued and outstanding immediately prior to the Effective Time (other than Company Restricted Shares and Dissenting Shares) shall be cancelled and converted into the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio, as determined in accordance with this Section 2.1(a), and an amount in cash equal to $1.83, subject to any adjustment pursuant to Section 7.1(h) (the “Cash Consideration” and together with the Exchange Ratio and any cash paid in lieu of fractional shares in accordance with Section 2.2(e), the “Merger Consideration”). The “Exchange Ratio” shall equal:
     (i) 0.47, if the Average Parent Stock Price is greater than or equal to $20.00 and less than or equal to $26.00;
     (ii) if the Average Parent Stock Price is greater than $26.00, that fraction (rounded to the nearest ten-thousandth) equal to the quotient obtained by dividing $12.22 by the Average Parent Stock Price;
     (iii) if the Average Parent Stock Price is greater than or equal to $17.50 and less than $20.00, that fraction (rounded to the nearest ten-thousandth) equal to the quotient obtained by dividing $9.40 by the Average Parent Stock Price;
     (iv) 0.5371, if the Average Parent Stock Price is less than $17.50; or
     (v) if Parent shall have given a Top-Up Notice pursuant to Section 7.1(h), the Exchange Ratio shall be as set forth in such notice pursuant to Section 7.1(h).

“Average Parent Stock Price” means the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 15 consecutive trading days immediately preceding the fifth trading day prior to the Closing Date (“Reference Period”). The Average Parent Stock Price shall be calculated to the nearest one-hundredth of one cent. Upon such conversion, each Company Common Share shall be cancelled and each holder of such shares registered in the Company Share Register or holding a valid Company Certificate immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such shares except the right to receive the Merger Consideration. The Exchange Ratio and the Cash Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Shares), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Shares having a record date on or after the date hereof and prior to the Effective Time.
     (b) Cancellation of Parent-Owned Securities. Notwithstanding anything in this Agreement to the contrary, all Company Common Shares that are owned by Parent or by any wholly-owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.
     (c) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Common Shares held by a person who did not vote in favor of the Merger and who complies with all the provisions of the Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares pursuant to Bermuda law (such shareholder, a “Dissenting Shareholder”, and such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in the Companies Act. In the event that a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisal, its Company Common Shares shall be deemed to be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration for each such Dissenting Share, without interest. Company shall give Parent (i) prompt notice of (A) any written demands for appraisal of Dissenting Shares or withdrawals of such demands received by Company and (B) to the extent that Company has actual knowledge, any attempted applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the Companies Act. Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.
     (d) Effect of Amalgamation under Companies Act. Under the Companies Act, as from the Effective Time: (i) the Merger of Company and Merger Sub and their continuance as one company shall become effective; (ii) the property of each of Company and Merger Sub shall become the property of Surviving Company; (iii) Surviving Company shall continue to be liable for the obligations and liabilities of Company and Merger Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against Company or Merger Sub may be continued to be prosecuted by or against Surviving Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, Company or Merger Sub may be enforced by or against Surviving Company.
     2.2. Exchange of Certificates.
     (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to Company (the “Exchange Agent”) for the purpose of exchanging Company Common Shares held by the shareholders of Company. At or as promptly as practicable (and, in any event, within two business days) after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent in accordance with this Article II, separate and apart from the Exchange Agent’s other funds, certificates, or at Parent’s option, shares in book entry form representing the shares of Parent Common Stock to be exchanged in the Merger, cash in an amount sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.1(a) and any cash payable in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions to which the shareholders of Company may be entitled pursuant to Section 2.2(c). Such Merger Consideration and cash so deposited, together with any dividends or distributions with respect to Parent Common Stock to be issued or paid pursuant to Section 2.2(c), are hereinafter referred to as the “Exchange Fund.” No interest shall be paid or accrued for the benefit of holders of the Company Certificates on cash amounts payable upon the surrender of such certificates pursuant to this Section 2.2.
     (b) Exchange Procedures. As promptly as practicable following the Effective Time, the Surviving Company shall cause the Exchange Agent to mail, to each shareholder of Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Common Shares shall pass, upon delivery of the Company Certificates, to the extent available and in issue, to the Exchange Agent, and which shall be in such form and have such other provisions as the parties may reasonably specify) and, where applicable, (ii) instructions for use in effecting the surrender of the Company Certificates, to the extent available and in issue, in exchange for the Merger Consideration. After the Effective Time, upon surrender of title to the Company Common Shares previously held by a shareholder of Company in accordance with this Section 2.2, together with such letter of transmittal duly executed, and such other documents as the Exchange Agent may reasonably require, such shareholder shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, the Cash Consideration and any cash in lieu of fractional shares, which such shareholder has the right to receive in respect of the surrender of title to the Company Common Shares pursuant to the provisions of this Article II, and any Company Certificate surrendered in respect thereof shall forthwith be marked as cancelled. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Company Certificate representing such Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.
     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any shareholder of Company holding any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby, nor shall the Cash Consideration or cash payment in lieu of fractional shares be paid to any such shareholder pursuant to Section 2.2(e), until a shareholder of Company holding any Company Certificate shall surrender such Company Certificate in accordance with the procedures set forth in this Article II. Subject to the effect of applicable laws, following the surrender of any such Company Certificate in accordance with the procedures set forth in this Article II, a shareholder of Company holding such Company Certificate shall be entitled to receive, in addition to the consideration set forth in Section 2.1, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock which a shareholder of Company holding such Company Certificate is entitled to receive hereunder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock which a shareholder of Company holding such Company Certificate is entitled to receive hereunder.
     (d) No Further Rights in Company Common Shares. All Merger Consideration paid or issued upon the surrender of title to Company Common Shares in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of Company. There shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be marked as cancelled and exchanged in accordance with this Article II, except as otherwise provided by law.
     (e) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Parent Common Stock will be issued in connection with the Merger, and in lieu thereof any shareholder of Company who would otherwise have been entitled to a fraction of a share of Parent Common Stock, upon surrender of title to Company Common Shares for exchange, shall be paid upon such surrender (and after taking into account and aggregating Company Common Shares represented by all Company Certificates surrendered by such holder, or as set out in the Company Share Register, as applicable) cash (without interest) in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating all Company Common Shares represented by all Company Certificates surrendered by such shareholder or as set out in the Company Share Register, as applicable) would otherwise be entitled by (ii) the Average Parent Stock Price.

     (f) Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and any dividends or other distributions as may be required pursuant to this Article II in respect of the Company Common Shares represented by such lost, stolen or destroyed certificates; provided that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment, as applicable, of their claim for the Merger Consideration and any dividends or distributions with respect to Parent Common Stock.
     (h) No Liability. None of Parent, Merger Sub, Surviving Company or the Exchange Agent shall be liable to any shareholder of Company for any Merger Consideration or any dividends or distributions with respect to Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     (i) Withholding. The Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, Parent or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made. The parties agree to cooperate with each other for purposes of determining whether any taxes are required to be withheld with respect to the Merger.
     2.3. Company Options and Other Company Share Awards.
     (a) Subject to the terms and conditions of this Agreement, at the Effective Time, each unexercised and outstanding option to purchase Company Common Shares (a “Company Share Option”), issued pursuant to any Company Share Plan, whether vested or unvested, shall be assumed by Parent, shall cease to represent a right to acquire Company Common Shares and shall automatically be converted into an option to acquire a number of shares of Parent Common Stock determined by multiplying the number of Company Common Shares subject to such option immediately prior to the Effective Time by the Option Exchange Ratio (rounded down, if necessary, to the nearest whole share), with an exercise price per share of Parent Common Stock (rounded up, if necessary, to the nearest whole cent) equal to (x) the per share exercise price of the Company Share Option immediately prior to the Effective Time divided by (y) the Option

Exchange Ratio; provided that, notwithstanding the foregoing, the exercise price and number of shares of Parent Common Stock for which each Company Share Option is exercisable shall (i) in the case of any Company Share Option which is intended to be an “incentive stock option” under Section 422 of the Code, be determined in a manner consistent with the requirements of Section 424(a) of the Code and (ii) in the case of any Company Share Option which is not intended to be an “incentive stock option”, be determined in a manner consistent with the requirements of Section 409A of the Code; provided further that such options will otherwise have the same terms and conditions (including vesting dates, expiration date and exercise periods) as were in effect with respect to the corresponding Company Share Options immediately prior to the Effective Time. “Option Exchange Ratio” means a fraction, the numerator of which is the per share cash value of the Merger Consideration (valuing the stock portion of such consideration based on the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 5 consecutive trading days immediately preceding the Closing Date) and the denominator of which is the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 5 consecutive trading days immediately preceding the Closing Date.
     (b) Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Common Share granted pursuant to any Company Share Plan that is subject to vesting or other restrictions immediately prior to the Effective Time (“Company Restricted Shares”) shall be assumed by Parent and shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be converted into Parent Common Stock at the Option Exchange Ratio (rounded down, if necessary, to the nearest whole share); provided that such converted shares of Parent Common Stock shall remain subject to the same restrictions that applied to the Company Restricted Shares immediately prior to the Effective Time and shall otherwise have the same terms and conditions (including vesting dates) as were in effect with respect to the corresponding Company Restricted Shares immediately prior to the Effective Time.
     (c) All amounts payable pursuant to this Section 2.3 shall be reduced by any required withholding of taxes in accordance with Section 2.2(i) and shall be paid without interest.
     (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Share Options and vesting of Company Restricted Shares in accordance with this Section 2.3. At or prior to the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to Parent Common Stock subject to the Company Share Options and Company Restricted Shares, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus required thereunder) for so long as any Company Share Plan remains in effect and such registration of the shares of Parent Common Stock issuable thereunder continues to be required.

     (e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Share Options and Company Restricted Shares appropriate notices setting forth such holders’ rights pursuant to any Company Share Plan and agreements evidencing the grants of such Company Share Options and Company Restricted Shares, and stating that the Company Share Plans and such Company Share Options and Company Restricted Shares and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Company Share Plans).
     2.4. Cancellation of Warrants. At the Effective Time, all warrants held by Parent or any of its subsidiaries to purchase Company Common Shares immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.
     2.5. Qualified Stock Purchase. The parties intend that all of the outstanding shares of CastlePoint Bermuda Holdings, Ltd., a Bermuda company and a direct wholly-owned subsidiary of Company (“CP Bermuda”), will be transferred to Merger Sub by virtue of the Merger and that such transfer will constitute a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1. Representations and Warranties of Company. Except as (i) set forth in the correspondingly identified subsection of the disclosure letter delivered by Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood by the parties that information disclosed in one section or subsection of the Company Disclosure Letter shall be deemed to be included in each other section or subsection of the Company Disclosure Letter in which the relevance of such information would be readily apparent on the face thereof) or (ii)  disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2007 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or forward-looking statements contained therein), Company represents and warrants to Parent and Merger Sub as follows:
     (a) Organization, Standing and Power.
     (i) Each of Company and its subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

“Material Adverse Effect” means, with respect to any party, any change, state of facts, circumstance, event or effect that is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of such party and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from: (i) except with respect to the representations and warranties set forth in Section 3.1(c) or Section 3.2(d), the execution, delivery and announcement of this Agreement and the transactions contemplated hereby, (ii) changes in economic, market, business, regulatory or political conditions generally in the United States or any other jurisdiction in which such party operates or in U.S. or global financial markets, (iii) changes, circumstances or events generally affecting the insurance and reinsurance industries in which such party operates, (iv) changes in any law, ordinance or regulation (or any interpretation thereof)), (v) changes in generally accepted accounting principles or in statutory accounting principles (“GAAP” and “SAP”, respectively), including accounting pronouncements by the Securities and Exchange Commission (the “SEC”), the National Association of Insurance Commissioners (“NAIC”) and the Financial Accounting Standards Board, (vi) a change in the trading prices or volume of such party’s capital stock (provided that this exception shall not prevent or otherwise affect a determination that any state of facts, circumstances, events or effects underlying a change described in this clause (vi) has resulted in, or contributed to, a Material Adverse Effect), (vii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this Agreement, but not excluding any underlying cause of such failure, (viii) the commencement, occurrence or continuation of any war or armed hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (ix) any action or omission to act required to be taken by a party pursuant to the terms of this Agreement (other than Section 4.1(a) and, with respect to Section 4.1(a), 4.1(m), or Section 4.2(a) and, with respect to Section 4.2(a), Section 4.2(l), as applicable) or taken by a party with the written consent or at the written request of the other party (including any amendments to the Reinsurance Agreements or any other agreements between Company and Parent and/or any of their respective subsidiaries, or the entrance into any new agreements between Company and Parent and/or any of their respective subsidiaries), except in the case of the foregoing clauses (ii), (iii), (iv), (v) and (viii) to the extent those changes or events have a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to other Bermuda property and casualty reinsurance companies, in the case of Company, and other property and casualty insurance companies operating primarily in the Northeastern United States, in the case of Parent, and/or (B) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
     (ii) The copies of the memorandum of association and bye-laws of Company incorporated by reference in the Form 10-K of Company for the year ended December 31, 2007, are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified, except as they may be or have been amended or otherwise modified pursuant to the Bye-Law Amendments.

     (b) Capital Structure of Company.
     (i) The authorized share capital of Company consists of 100,000,000 of Company Common Shares. As of the close of business on August 1, 2008, 38,305,735 Company Common Shares were issued and outstanding, of which 23,415 were Company Restricted Shares, and 3,245,301 Company Common Shares were reserved for issuance upon the exercise or payment of outstanding warrants and outstanding stock options or other equity-related awards (such stock option and restricted share plans and programs, collectively, the “Company Share Plans”). There are no Company Common Shares held by Company or by its subsidiaries. From March 31, 2008 to the date hereof, Company has not issued or permitted to be issued any Company Common Shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares in the share capital of Company or any of its subsidiaries, other than pursuant to and as required by the terms of the Company Share Plans and, from March 31, 2008 to the date hereof, Company has not issued any share options or other awards under the Company Share Plans. All outstanding Company Common Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.
     (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of Company or any subsidiary of Company are issued or outstanding.
     (iii) Except as set forth in Section 3.1(b)(iii) of the Company Disclosure Letter, and for options, units or awards issued or to be issued under the Company Share Plans, there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which Company or any subsidiary of Company is a party or by which it or any such subsidiary is bound (A) obligating Company or any subsidiary of Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Voting Debt or other equity rights of Company, or of any subsidiary of Company, (B) obligating Company or any subsidiary of Company to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement or (C) which provide the economic equivalent of an equity ownership interest in Company or any subsidiary of Company. Except as set forth in Section 3.1(b)(iii) of the Company Disclosure Letter, none of Company or any subsidiary of Company is a party to any member or shareholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of Company or any subsidiary of Company or any other agreement relating to disposition, voting or dividends with respect to any equity securities of Company or any subsidiary of Company. There are no outstanding contractual obligations of Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of Company or any of its subsidiaries.
     (iv) Except as set forth in Section 3.1(b)(iv) of the Company Disclosure Letter, since June 30, 2008 through the date of this Agreement, Company has not declared, set aside, made or paid to the shareholders of Company dividends or other distributions on the outstanding shares in the share capital of Company.
     (c) Authority.
     (i) Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the Required Company Vote. This Agreement has been duly executed and delivered by Company and (assuming the due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.
     (ii) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (A) violate any provision of the memorandum of association or bye-laws of Company (as they may be or have been amended or otherwise modified pursuant to the Bye-Law Amendments) or the memorandum of association, bye-laws or equivalent organizational documents of any subsidiary of Company or (B) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below are duly obtained or made, (x) violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any subsidiary of Company or any of their respective properties or assets or (y) except as set forth in Section 3.1(c)(ii) of the Company Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Company or any subsidiary of Company under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan or other agreement, obligation or instrument to which Company or any subsidiary of Company is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of the foregoing clause (B) above for such violations, conflicts, breaches, losses, defaults, terminations, rights, accelerations, and encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or self-regulatory organization (each, a “Governmental Entity”), is required to be made or obtained by Company or any subsidiary of Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby (including any distributions and/or dividends by CP Re and CP Bermuda), except for (A) the filing with the SEC of such registrations, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Joint Proxy Statement/Prospectus, and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of the notice of amalgamation and related attachments with the Registrar, (C) such applications, filings, authorizations, orders and approvals as may be required under the Insurance Laws of any state or foreign jurisdiction (including Bermuda), and any approvals thereof (collectively, the “Insurance Approvals”), which are set forth in Section 3.1(c)(iii)(C) of the Company Disclosure Letter, (D) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (E) compliance with any applicable requirements of NASDAQ, and (F) any such consent, approval, order or authorization of, or registration, declaration or filing, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.
     (d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.
     (i) Company and its subsidiaries have timely filed all required reports, schedules, registration statements and other documents with the SEC since March 22, 2007 (the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company and its subsidiaries included in the Company SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Company and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to the Company SEC Documents.
     (ii) Except for (A) those liabilities that are reflected or reserved for in the consolidated financial statements of Company included in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since December 31, 2007 in the ordinary course of business and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company and its subsidiaries do not have, and since December 31, 2007, Company and its subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Company’s financial statements in accordance with GAAP).
     (e) Compliance with Applicable Laws and Reporting Requirements.
     (i) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities which are material to the operation of the businesses of Company and its subsidiaries, taken as a whole (the “Company Permits”), and Company and its subsidiaries are in compliance with the terms of the Company Permits and all applicable laws and regulations, except where the failure to so hold or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. The businesses of Company and its subsidiaries are not being conducted in violation of any applicable law, ordinance or regulation of any Governmental Entity (including but not limited to the USA PATRIOT Act of 2001, as amended (the “PATRIOT Act”), the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended (“FCPA”) (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, and all applicable laws or other legal requirements relating to the retention of e-mail and other information), except for violations which do not have, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on Company.
     (ii) Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Company, including its consolidated subsidiaries, is made known to Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects in timely alerting Company’s principal executive officer and principal financial officer to material information required to be included in Company’s periodic reports under the Exchange Act and ensure that the information required to be disclosed in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. Company and its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of Company and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Company’s system of internal accounting controls. Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Company’s auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Company has made available to Parent a summary of any such disclosure made by management to Company’s auditors and audit committee since March 22, 2007.
     (iii) There are no outstanding loans or other extensions of credit made by Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company. Company has not, since the enactment of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), taken any action prohibited by Section 402 of SOX.
     (iv) Since March 23, 2007, Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
     (f) Legal Proceedings. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and except for litigation arising from ordinary course claims for insurance under contracts of insurance or reinsurance issued by a subsidiary of Company, there are no claims, suits, actions or proceedings (whether judicial, arbitral or administrative) (“Legal Proceedings”) pending or, to the knowledge of Company, threatened, against Company or any subsidiary of Company, that would, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, reasonably be expected to have a Material Adverse Effect on Company, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon Company or any subsidiary of Company or any of their respective assets or properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, no investigation by any Governmental Entity with respect to Company or any of its subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.
     (g) Taxes.
     (i) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Company or any of its subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are true, correct and complete.
     (ii) There are no liens for any Taxes upon the assets of Company or any of its subsidiaries, other than (x) statutory liens for Taxes not yet due and payable or (y) liens which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on Company’s financial statements in accordance with GAAP and SAP.
     (iii) Company and each of its subsidiaries have paid or have withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or have established in accordance with GAAP and SAP an adequate accrual for all such Taxes.
     (iv) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Company’s knowledge, threatened against or with respect to Company or its subsidiaries in respect of any Tax or Tax Asset.
     (v) Company and each of its subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Company and each of its subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under law.
     (vi) Neither Company nor any of its subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require any payment by Company or any of its subsidiaries of any Tax of another person after the Closing Date.
     (vii) Neither Company nor any of its subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
     (viii) Neither Company nor any of its subsidiaries (A) has filed any extension of time within which to file any material Tax Returns that have not been filed, (B) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (C) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes or (D) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending.
     (ix) No subsidiary of the Company is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

     (x) Neither Company nor any of its subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise.
     (xi) Neither Company nor any of its subsidiaries has elected to be a pass-through entity for U. S. federal income tax purposes.
     (xii) Neither Company nor any of its subsidiaries organized outside the United States has ever been engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code or has ever had a permanent establishment in the United States within the meaning of the tax treaty between the United States and Bermuda.
     (xiii) Company and each of its subsidiaries organized under Bermuda law are not subject to any income, corporate or profit tax or withholding tax, capital gains tax or capital transfer tax in Bermuda and have received an assurance from the Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Company or any of its Bermuda subsidiaries or any of their respective operations, shares, debentures or other obligations until March 28, 2016.
“Tax” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.
“Taxing Authority” means the Internal Revenue Service or any other Governmental Entity responsible for the administration of any Tax.
“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Parent, Company or any subsidiaries thereof.
     (h) Subsidiaries. Company owns all of the issued and outstanding shares in the share capital of CP Bermuda. CP Bermuda owns all of the issued and outstanding shares in the share capital of CastlePoint Reinsurance Company, Ltd., a Bermuda company and a direct wholly-owned subsidiary of CP Bermuda (“CP Re”). All of the issued and outstanding shares in the share capital of each of the subsidiaries of Company are owned beneficially and of record by Company or by another wholly-owned subsidiary of Company and are fully paid and nonassessable, are not subject to preemptive rights and are free and clear of any claim, lien or encumbrance, other than restrictions on transfer imposed by Insurance Laws.
     (i) Absence of Certain Changes or Events. Since December 31, 2007, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Company and (ii) Company has not taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 4.1(a), Section 4.1(b), Section 4.1(e), Section 4.1(g) or, with respect to any of the foregoing, Section 4.1(m), had such sections been in effect since December 31, 2007.
     (j) Special Committee and Board Approval. The Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has (i) determined that amendments to Company’s bye-laws to insert new bye-laws permitting (A) a shareholder of Company to irrevocably appoint a proxy and (B) the shareholders of Company to approve an amalgamation of Company with any other company by the affirmative vote of a majority of the votes cast at a general meeting of the shareholders of Company (collectively, the “Bye-Law Amendments”) are advisable to and in the best interests of Company, (ii) adopted the Bye-Law Amendments, and (iii) recommended that the shareholders of Company vote in favor of the Bye-Law Amendments (the “Bye-Law Recommendation”) and determined to submit the Bye-Law Amendments for consideration by the shareholders of Company at a general meeting of the shareholders of Company. The Special Committee of the Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held, have (A) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, advisable to and in the best interests of Company, (B) adopted this Agreement and authorized and approved the Merger and the other transactions contemplated by this Agreement, and (C) recommended that the Board of Directors adopt this Agreement and authorize and approve the Merger and the other transactions contemplated hereby and submit this Agreement for consideration by the shareholders of Company at a general meeting of the shareholders of Company, and (D) recommended that the shareholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger (the “Company Committee Recommendation”). The Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held, have (x) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, advisable to and in the best interests of Company, (y) adopted this Agreement and authorized and approved the

Merger and the other transactions contemplated by this Agreement, and (z) recommended that the shareholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger (together with the Company Committee Recommendation, the “Company Recommendation”) and determined to submit this Agreement for consideration by the shareholders of Company at a general meeting of the shareholders of Company.
     (k) Vote Required. The affirmative vote of a majority of the votes cast at a general meeting of the shareholders of Company at which a quorum is present in accordance with the bye-laws of Company to approve the Bye-Law Amendments is the only vote necessary to approve the Bye-Law Amendments (the “Bye-Law Vote”). The affirmative vote of (i) if the Bye-Law Amendment described in Section 3.1(j)(i)(B) is adopted by the shareholders of Company, a majority of the votes cast at a general meeting of the shareholders of Company at which a quorum is present in accordance with the bye-laws of Company or (ii) if the Bye-Law Amendment described in Section 3.1(j)(i)(B) is not adopted by the shareholders of Company, a supermajority vote of three-fourths of the votes cast at a general meeting of the shareholders of Company at which a quorum is present in accordance with the bye-laws of Company, in each case to adopt this Agreement and to approve of the Merger (the “Required Company Vote”), is the only vote of the holders of any class or series of Company share capital necessary to approve this Agreement and the transactions contemplated hereby (including the Merger, but excluding the Bye-Law Amendments).
     (l) Agreements with Regulators. Neither Company nor any subsidiary of Company is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business or its risk management policies, nor has Company been advised by any Governmental Entity that it is contemplating any such undertakings.
     (m) Insurance Reports. Each of Company’s subsidiaries which by virtue of its operations and activities is required to be licensed as an insurance company (collectively, the “Company Insurance Entities”) is listed in Section 3.1(m) of the Company Disclosure Letter. Since January 1, 2007, each of the Company Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Company SAP Statements”), except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Company has delivered or made available to Parent, to the extent permitted by applicable laws, true and complete copies of all annual Company SAP Statements for each Company Insurance Entity for the periods beginning January 1, 2007 and through the date hereof and the quarterly Company SAP Statements for each Company Insurance Entity for the quarterly periods ended September 30, 2007, March 31, 2008 and, once duly and timely filed, June 30, 2008, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by Company on or after January 1, 2007 and through the date hereof relating to Company Insurance Entities. Financial statements included in Company SAP Statements were prepared in conformity with SAP prescribed or permitted by the applicable insurance regulatory authority, in each case, consistently applied for the periods covered thereby and present fairly in all material respects the statutory financial position of the relevant Company Insurance Entity as at the respective dates thereof and the results of operations of such Company Insurance Entity for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted in writing by any Governmental Entity with respect to any Company SAP Statements. The statutory balance sheets and income statements included in the annual Company SAP Statements have been audited by Company’s independent auditors, and Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto for periods beginning January 1, 2007.
     (n) Benefit Plans. Except as set forth in Section 3.1(n) of the Company Disclosure Letter, all Company Benefit Plans are administered by Parent or its affiliates.
     (o) Brokers or Finders. Other than Goldman, Sachs & Co. (“Goldman”) and Friedman, Billings, Ramsey, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its subsidiaries.
     (p) Opinion of Company Financial Advisor. The Special Committee and the Board of Directors of Company have received the opinion of the Special Committee’s financial advisor, Goldman, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid to the shareholders of Company pursuant to Section 2.1(a) is fair, from a financial point of view, to the holders of Company Common Shares (other than Parent).
     (q) Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Company being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby.
     (r) Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) Company and its subsidiaries, on the one hand, and (ii) any directors, officers or shareholders of Company (other than Parent), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than the indemnification agreements entered into by Company with the members of Company’s Special Committee.
     3.2. Representations and Warranties of Parent and Merger Sub. Except as (i) set forth in the correspondingly identified subsection of the disclosure letter delivered by Parent to Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood by the parties that information disclosed in one section or subsection of the Parent Disclosure Letter shall be deemed to be included in each other section or subsection of the Parent Disclosure Letter in which the relevance of such information would be readily apparent on the face thereof) or (ii) disclosed in the Parent SEC Documents filed with the SEC on or after December 31, 2007 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or forward-looking statements contained therein), Parent and Merger Sub represent and warrant to Company as follows:
     (a) Organization, Standing and Power.
     (i) Each of Parent and its subsidiaries is a corporation duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
     (ii) The copies of the certificate of incorporation and by-laws of Parent incorporated by reference in the Form 10-K of Parent for the year ended December 31, 2007, are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified. True and complete copies of the certificate of incorporation and by-laws of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Company.
     (b) Capital Structure of Parent.
     (i) The authorized capital stock of Parent consists of forty million (40,000,000) shares of Parent Common Stock, $0.01 par value per share (“Parent Common Stock”), and two million (2,000,000) shares of Series A Perpetual Preferred Stock (“Parent Series A Preferred Stock”). As of the close of business on August 1, 2008, 23,379,981 shares of Parent Common Stock were issued and outstanding (including shares held in treasury), of which 261,635 were shares of Parent Common Stock subject to vesting or other restrictions and 309,887 shares of Parent Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options or other equity related awards (such stock option and restricted share plans and programs, collectively, the “Parent Stock Plans”), and 63,148 shares of Parent Common Stock were held by Parent in its treasury or by its subsidiaries. As of August 1, 2008, none of the shares of Parent Series A Preferred Stock were issued and no shares of Parent Series A Preferred Stock were held by Parent in its treasury or by its subsidiaries. From March 31, 2008 to the date hereof, Parent has not issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Parent or any of its subsidiaries, other than pursuant to and as required by the terms of the Parent Stock Plans and, from March 31, 2008 to the date hereof, Parent has not issued any stock options or other awards under the

Parent Stock Plans. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued in connection with the Merger and the other transactions contemplated by this Agreement, will be, when so issued, validly issued and outstanding, fully paid, non-assessable and not subject to preemptive rights.
     (ii) No Voting Debt of Parent is issued or outstanding.
     (iii) Except for options, units or awards issued or to be issued under the Parent Stock Plans, there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which Parent is a party or by which it is bound (A) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or other equity rights of Parent, (B) obligating Parent to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement or (C) which provide the economic equivalent of an equity ownership interest in Parent. Parent is not a party to any stockholders agreement, voting trust agreement or registration rights agreement relating to any equity securities of Parent or any other agreement relating to disposition, voting or dividends with respect to any equity securities of Parent. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.
     (iv) Since June 30, 2008 through the date of this Agreement, Parent has not declared, set aside, made or paid to the holders of Parent Common Stock dividends or other distributions on the outstanding shares of Parent Common Stock.
     (c) Capital Structure of Merger Sub. The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. One of Parent’s wholly-owned subsidiaries is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was formed by a subsidiary of Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.
     (d) Authority.
     (i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject in the case of Parent to the Required Parent Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject in the case of Parent to the Required Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.
     (ii) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the certificate of incorporation or by-laws (as they may be amended or otherwise modified pursuant to Sections 5.3(d) and 5.8(a)) of Parent or the certificate of incorporation or by-laws of Merger Sub or (B) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below are duly obtained or made, (x) violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation or instrument to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of the foregoing clause (B) above for such violations, conflicts, breaches, losses, defaults, terminations, rights, accelerations, and encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (A) the filing with the SEC of such registrations, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including (x) the Joint Proxy Statement/Prospectus, and (y) the Form S-4, and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of an amendment to Parent’s certificate of incorporation in the form attached hereto as Exhibit A, providing for an increase in the number of authorized shares of Parent Common Stock that is, at a minimum, sufficient to deliver the shares of Parent Common Stock required under ARTICLE II (the “Charter Amendment”) with the Delaware Secretary of State, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of the notice of amalgamation and related attachments with the Registrar, (D) the Insurance Approvals, which are set forth in Section 3.2(d)(iii)(D) of the Parent Disclosure Letter, (E) notices or filings under the HSR Act, (F) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states or foreign jurisdictions in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (G) compliance with any applicable requirements of NASDAQ and (H) any such consent, approval, order or authorization of, or registration, declaration or filing, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
     (e) SEC Documents; Regulatory Reports; Undisclosed Liabilities.
     (i) Parent has timely filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2005 (the “Parent SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent and its subsidiaries included in the Parent SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to the Parent SEC Documents.
     (ii) Except for (A) those liabilities that are reflected or reserved for in the consolidated financial statements of Parent included in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since December 31, 2007 in the ordinary course of business and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent does not have, and since December 31, 2007, Parent has not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Parent’s financial statements in accordance with GAAP).
     (f) Compliance with Applicable Laws and Reporting Requirements.
     (i) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities which are material to the operation of the businesses of Parent and its subsidiaries, taken as a whole (the “Parent Permits”), and Parent and its subsidiaries are in compliance with the terms of the Parent Permits and all applicable laws and regulations, except where the failure to so hold or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The businesses of Parent and its subsidiaries are not being conducted in violation of any applicable law, ordinance or regulation of any Governmental Entity (including but not limited to the PATRIOT Act, FCPA (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, and all applicable laws or other legal requirements relating to the retention of e-mail and other information), except for violations which do not have and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
     (ii) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports under the Exchange Act and ensure that the information required to be disclosed in the Parent SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. Parent and its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of Parent and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Parent’s system of internal accounting controls. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to Company a summary of any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2007.
     (iii) There are no outstanding loans or other extensions of credit made by Parent or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not, since the enactment of SOX, taken any action prohibited by Section 402 of SOX.

     (iv) Since October 21, 2004, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
     (g) Legal Proceedings. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement and except for litigation arising from ordinary course claims for insurance under contracts of insurance or reinsurance issued by a subsidiary of Company, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened, against Parent or any subsidiary of Parent, that would, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, reasonably be expected to have a Material Adverse Effect on Parent, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon Parent or any subsidiary of Parent or any of their respective assets or properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, no investigation by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
     (h) Taxes.
     (i) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are true, correct and complete.
     (ii) There are no liens for any Taxes upon the assets of Parent or any of its subsidiaries, other than (x) statutory liens for Taxes not yet due and payable or (y) liens which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on Parent’s financial statements in accordance with GAAP and SAP.
     (iii) Parent and each of its subsidiaries have paid or have withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or have established in accordance with GAAP and SAP an adequate accrual for all such Taxes.
     (iv) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened against or with respect to Parent or its subsidiaries in respect of any Tax or Tax Asset.
     (v) Parent and each of its subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Parent and each of its subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under law.

     (vi) Neither Parent nor any of its subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require any payment by Parent or any of its subsidiaries of any Tax of another person after the Closing Date.
     (vii) Neither Parent nor any of its subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
     (viii) Neither Parent nor any of its subsidiaries (A) has filed any extension of time within which to file any material Tax Returns that have not been filed, (B) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (C) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes or (D) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending.
     (ix) Neither Parent nor any of its subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise.
     (i) Absence of Certain Changes or Events. Since December 31, 2007, (i)  there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent and (ii) Parent has not taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 4.2(a), Section 4.2(b), Section 4.2(e), Section 4.2(g) or, with respect to any of the foregoing, Section 4.2(l), had such sections been in effect since December 31, 2007.
     (j) Special Committee and Board Approval; Merger Sub Stockholder Approval. Parent’s Special Committee, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has (i) determined that this Agreement, the Share Issuance and the Charter Amendment are fair to, advisable and in the best interests of, Parent, and that the Share Issuance and the Charter Amendment are advisable and in the best interests of Parent’s stockholders, (ii) approved and adopted this Agreement and authorized and approved the Share Issuance and the Charter Amendment and (iii) recommended that the Board of Directors of Parent approve and adopt this Agreement, authorize and approve the Share Issuance and the Charter Amendment and submit the Share Issuance and the Charter Amendment to Parent’s stockholders for approval, and (iv) recommended that the stockholders of Parent approve each of the matters constituting the Required Parent Vote (the “Parent Committee Recommendation”). The Board of Directors of Parent, subsequent to the recommendation of Parent’s Special Committee, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has (A) determined that this Agreement, the Share Issuance and the Charter Amendment are fair to, advisable and in the best interests of Parent, and that the Share Issuance and the Charter Amendment are advisable and in the best interests of Parent’s stockholders, (B) approved and adopted this Agreement and authorized and approved the Share Issuance and the Charter Amendment and (C) recommended that stockholders of Parent approve each of the matters constituting the Required Parent Vote (together with the Parent Committee Recommendation, the “Parent Recommendation”) and directed that such matters be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting. The Board of Directors of Merger Sub, by unanimous written consent without a meeting, has (x) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholders, (y) approved and adopted this Agreement and authorized and approved the Merger and (z) recommended that the stockholders of Merger Sub approve such matters. The sole stockholder of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby.
     (k) Vote Required. The affirmative votes of (i) the holders of a majority of the outstanding shares of Parent Common Stock to approve the Charter Amendment and (ii) the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy at a meeting of stockholders of Parent called to approve the Share Issuance and entitled to vote thereon (the “Required Parent Vote” and, together with the Required Company Vote, the “Required Stockholder Votes”) are the only votes of the holders of any class or series of Parent capital stock necessary to approve the transactions contemplated hereby (including the Merger).
     (l) Agreements with Regulators. Neither Parent nor any subsidiary of Parent is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business or its risk management policies, nor has Parent been advised by any Governmental Entity that it is contemplating any such undertakings.
     (m) Insurance Reports. Each of Parent’s subsidiaries which by virtue of its operations and activities is required to be licensed as an insurance company (collectively, the “Parent Insurance Entities”) is listed in Section 3.2(m) of the Parent Disclosure Letter. Since January 1, 2007, each of the Parent Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Parent SAP Statements”), except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered or made available to Company, to the extent permitted by applicable laws, true and complete copies of all annual Parent SAP Statements for each Parent Insurance Entity for the periods beginning January 1, 2007 and through the date hereof and the quarterly Parent SAP Statements for each Parent Insurance Entity for the quarterly periods ended September 30, 2007, March 31, 2008 and, once duly and timely filed, June 30, 2008, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by Parent on or after January 1, 2007 and through the date hereof relating to Parent Insurance Entities. Financial statements included in Parent SAP Statements were prepared in conformity with SAP prescribed or permitted by the applicable insurance regulatory authority, in each case, consistently applied for the periods covered thereby and present fairly in all material respects the statutory financial position of the relevant Parent Insurance Entity as at the respective dates thereof and the results of operations of such Parent Insurance Entity for the respective periods then ended. The Parent SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted in writing by any Governmental Entity with respect to any Parent SAP Statements. The statutory balance sheets and income statements included in the annual Parent SAP Statements have been audited by Parent’s independent auditors, and Parent has delivered or made available to Company true and complete copies of all audit opinions related thereto for periods beginning January 1, 2007.
     (n) Brokers or Finders. Other than Lazard Frères & Co. LLC (“Lazard”) and Swainbrook Capital LLC, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its subsidiaries.
     (o) Opinion of Parent Financial Advisor. Parent’s Special Committee and the Board of Directors of Parent have received the opinion of Parent’s Special Committee’s financial advisor, Lazard, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid by Parent to the shareholder of Company pursuant to Section 2.1(a) is fair, from a financial point of view, to Parent.
     (p) Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Parent or Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby.
     (q) Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) Parent and its subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Parent, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
     (r) Sufficient Funds. As of the Effective Time, assuming satisfaction of the condition in Section 6.2(e), Parent and Merger Sub will have all of the funds that are necessary to consummate the Merger and the other transactions contemplated by this Agreement and to perform their respective obligations hereunder.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1. Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and its subsidiaries that, except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing:

     (a) Ordinary Course. Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use all commercially reasonable efforts to preserve intact their present business organizations, maintain the Company Permits and preserve their relationships with employees, customers and others having business dealings with them.
     (b) Dividends; Changes in Stock. Company shall not, nor shall it permit any of its subsidiaries to, (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for (A) dividends paid by a direct or indirect wholly-owned subsidiary of Company to Company or its subsidiaries (including any distributions and/or dividends by CP Re and CP Bermuda) and (B) ordinary course quarterly dividends on its common shares with record and payment dates consistent with past practice; provided that any such dividend shall be at a rate equal to the rate paid by Company during the fiscal quarter immediately preceding the date hereof, (ii) split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, or (iii) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to redeem, purchase or otherwise acquire, any shares of its share capital or any securities convertible into or exercisable for any shares of its share capital.
     (c) Issuance of Securities. Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Shares required to be issued upon the exercise or settlement of share options or other equity-related awards outstanding on the date hereof under the Company Share Plans as in effect on the date hereof and (ii) issuances by a wholly-owned subsidiary of its share capital or capital stock, as the case may be, to its parent or to another wholly-owned subsidiary of Company.
     (d) Governing Documents. Company shall not amend or propose to amend its memorandum of association or bye-laws (except in accordance with the Bye-Law Amendments) or permit any of its subsidiaries to amend its memorandum of association, bye-laws or equivalent organizational documents.
     (e) No Acquisitions or Dispositions. Other than in connection with investment portfolio transactions, Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties. Other than activities in the ordinary course of business and other than the creation or incurrence of a Permitted Encumbrance, Company shall not, and shall not permit any of its subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its subsidiaries and indebtedness of others held by Company and its subsidiaries).
     “Permitted Encumbrance” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, (iii) restrictions on transfer imposed by law or regulation, (iv) assets pledged or transferred to secure reinsurance or retrocession obligations, (v) ordinary-course securities lending and short-sale transactions, (vi) investment securities held in the name of a nominee, custodian or other record owner, (vii) statutory deposits, or (viii) any failure to hold good title which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company or Parent, as applicable.
     (f) Other Actions. Company shall not, and shall not permit any of its subsidiaries to, take any action with the actual knowledge that it would result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement such that the conditions in Sections 6.2(a) and 6.2(b) would not be satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d).
     (g) Accounting Methods; Tax Elections. Except as disclosed in any Company SEC Document filed prior to the date of this Agreement, Company shall not change its methods of accounting in effect at December 31, 2007, except as required by changes in GAAP or SAP as concurred to by Company’s independent auditors. Company shall not, and shall not permit any of its subsidiaries to, make, change or revoke any material Tax election or change its method of tax accounting, except as required by changes in applicable law, ordinance or regulation (or any interpretation thereof), in each case, if such action would have the effect of increasing a Tax liability of Company by an amount that is material.
     (h) No Liquidation. Company shall not, and shall not permit any of its subsidiaries to, adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization.
     (i) Litigation. Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any Legal Proceedings other than settlements or compromises of Legal Proceedings (i) where the amount paid (less the amount reserved for such matters by Company in the latest audited balance sheet included in the Company SEC Documents and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $500,000 and such settlement or compromise only involves monetary relief or (ii) arising from ordinary course claims for insurance under contracts of insurance or reinsurance issued by a subsidiary of Company.

     (j) No Restrictions on Business. Company shall not, and shall not permit any of its subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that expressly restricts or limits, in any material respect, the ability of Parent, Surviving Company or any of the subsidiaries or affiliates of Parent (including Company’s subsidiaries) from conducting, from and after the Effective Time, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding imposed or required by a Governmental Entity (provided that this exception shall not limit or otherwise effect the restrictions set forth in Section 5.3(b)) or terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Company or a subsidiary thereof without the incurrence of any material liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).
     (k) Compensation and Benefit Plans. Company agrees as to itself and its subsidiaries that it will not, (i) enter into, adopt, amend (except for such amendments as may be required by law or to comply with Code Section 409A or an exemption therefrom) or terminate any Company Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Company or a subsidiary of Company and one or more of its employees, directors or officers other than in the ordinary course of business, (ii) except as required by any Company Benefit Plan as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for normal payments, awards and increases to employees who are not directors or officers in the ordinary course of business, or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of a Company Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.
     “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37) (“Multiemployer Plans”)) and all equity-based compensation programs, including stock purchase and stock option plans and programs, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pension and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, maintained or contributed to by Company or any of its subsidiaries for the benefit of any employee, agent, director, or independent contractor or former employee, agent, director, or independent contractor of Company or any of its subsidiaries.
     (l) Indebtedness. Company shall not, and shall not permit any of its subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), including by way of an intercompany loan to Company, guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Company or any of its subsidiaries or guarantee any debt securities of others, other than in replacement of existing or maturing debt.
     (m) Other Agreements. Company shall not, and shall not permit any of its subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1 or that would have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.
     4.2. Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its subsidiaries that, except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.2 of the Parent Disclosure Letter or to the extent that Company shall otherwise consent in writing:
     (a) Ordinary Course. Parent and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use all commercially reasonable efforts to preserve intact their present business organizations, maintain the Parent Permits and preserve their relationships with employees, customers and others having business dealings with them.
     (b) Dividends; Changes in Stock. Parent shall not (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its capital stock (whether in cash, stock or property or any combination thereof), except for (A) dividends paid by a direct or indirect wholly-owned subsidiary of Parent and (B) ordinary course quarterly dividends on its common stock with record and payment dates consistent with past practice; provided that any such dividend shall be at a rate equal to the rate paid by Parent during the fiscal quarter immediately preceding the date hereof, (ii) split, combine or reclassify, or propose to split, combine or reclassify, any of its capital stock, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
     (c) Issuance of Securities. Parent shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) issuances in connection with the transactions contemplated hereby, (ii) the issuance of Parent Common Stock required to be issued upon the exercise or settlement of stock options or other equity related awards outstanding on the date hereof under the Parent Stock Plans as in effect on the date hereof and (iii) issuances by a wholly-owned subsidiary of its capital stock to its parent or to another wholly-owned subsidiary of Parent.
     (d) Governing Documents. Parent shall not amend or propose to amend its certificate of incorporation and by-laws (except in accordance with Sections 5.3(d) and 5.8(a)) or permit any of its subsidiaries to amend its certificate of incorporation, by-laws or equivalent organizational documents.
     (e) No Acquisitions or Dispositions. Other than in connection with investment portfolio transactions, Parent shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties. Other than activities in the ordinary course of business and other than the creation or incurrence of a Permitted Encumbrance, Parent shall not, and shall not permit any of its subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its subsidiaries and indebtedness of others held by Parent and its subsidiaries).
     (f) Other Actions. Parent shall not, and shall not permit any of its subsidiaries to, take any action with the actual knowledge that it would result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement such that the conditions in Sections 6.2(a) and 6.2(b) would not be satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d).
     (g) Accounting Methods. Except as disclosed in any Parent SEC Document filed prior to the date of this Agreement, Parent shall not change its methods of accounting in effect at December 31, 2007, except as required by changes in GAAP or SAP as concurred to by Parent’s independent auditors.
     (h) No Liquidation. Parent shall not, and shall not permit any of its subsidiaries to, adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization.
     (i) Litigation. Parent shall not, and shall not permit any of its subsidiaries to, settle or compromise any Legal Proceedings other than settlements or compromises of Legal Proceedings (i) where the amount paid (less the amount reserved for such matters by Parent in the latest audited balance sheet included in the Parent SEC Documents and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $500,000 and such settlement or compromise only involves monetary relief or (ii) arising from ordinary course claims for insurance under contracts of insurance or reinsurance issued by a subsidiary of Parent.
     (j) NASDAQ Listing. Parent shall cause the shares of (i) Parent Common Stock to be issued in the Merger and (ii) Parent Common Stock to be reserved for issuance upon exercise of the Company Share Options and vesting of the Company Restricted Shares to have been authorized for listing on NASDAQ, subject to official notice of issuance.

     (k) Compensation and Benefit Plans. Parent agrees as to itself and its subsidiaries that it will not, (i) enter into, adopt, amend (except for such amendments as may be required by law or to comply with Code Section 409A or an exemption therefrom) or terminate any Parent Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Parent or a subsidiary of Parent and one or more of its employees, directors or officers other than in the ordinary course of business, (ii) except as required by any Parent Benefit Plan as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Parent Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for normal payments, awards and increases to employees who are not directors or officers in the ordinary course of business, or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of a Parent Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.
     “Parent Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, including Multiemployer Plans) and all equity-based compensation programs, including stock purchase and stock option plans and programs, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pension and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, maintained or contributed to by Parent or any of its subsidiaries for the benefit of any employee, agent, director, or independent contractor or former employee, agent, director, or independent contractor of Parent or any of its subsidiaries.
     (l) Other Agreements. Parent shall not, and shall not permit any of its subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2 or that would have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     4.3. Financing. In the event that Parent determines that it is desirable to borrow money (“Financing”) in connection with the Merger and the other transactions contemplated hereby, at the reasonable request of Parent, Company shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to cooperate with Parent and to cause its respective directors, officers, employees, agents and representatives to cooperate, in connection with the arrangement of any Financing; provided that (a) such requested cooperation does not unreasonably interfere with the ongoing operations of Company and its subsidiaries, (b)  none of Company or any of its subsidiaries shall be required to incur any liability under the Financing prior to the Effective Time, and (c) Parent shall be solely responsible for all costs and expenses incurred by Company or its subsidiaries in connection with such cooperation of Company and its subsidiaries. For the avoidance of doubt, nothing herein shall require Parent to obtain any Financing.

     4.4. Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Company and Parent shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and, subject to Section 5.1, shall deliver to the other party copies of all such reports promptly after the same are filed. Each party shall promptly advise the other orally and in writing of any material deficiencies in the internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of such party identified by such party or its auditors. Each of Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party agrees that to the extent practicable it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.
     4.5. Bermuda Required Actions. Prior to the Closing, (a) Company shall (i) procure that the statutory declaration required by S.104B(2)(a) of the Companies Act is duly sworn by one of its officers, (ii) procure that the irrevocable deed poll (in the agreed form) as required pursuant to S.104B(2)(b) of the Companies Act is executed by it and its directors and (iii) deliver to Parent a copy of the advertisement (in the agreed form) placed by it in The Royal Gazette in Bermuda as required by S.104B(2)(e)(i) of the Companies Act and (b) Parent shall procure that Merger Sub will deliver to Company a copy of the advertisement (in the agreed form) placed by Merger Sub in The Wall Street Journal as required by S.104B(2)(e)(ii) of the Companies Act. Prior to the Closing Date, Company and Parent shall deliver to the Registrar a notice of amalgamation (in the agreed form) for the purpose of, and in accordance with, S.104C(1) of the Companies Act, together with any documents required to be enclosed with that notice. The Surviving Company shall, within 30 days after the date of issue of the Certificate of Merger, file with the Registrar a certified copy of the Certificate of Merger as filed with the Secretary of State of the State of Delaware.
     4.6. Control of Other Party’s Business. Nothing contained in this Agreement (including, without limitation, Section 4.4) shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of Company or shall give Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS
     5.1. Preparation of Proxy Statement; Stockholders Meetings.
     (a) As promptly as reasonably practicable following the date hereof, Parent and Company shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the shareholders of Company at the Company Stockholders Meeting and to the Parent stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Parent shall prepare, together with Company, and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Parent and Company shall:
     (i) use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Parent and Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC;
     (ii) cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. None of the information supplied or to be supplied by Company or Parent for inclusion or incorporation by reference in the (A) Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, in each case of (A) and (B), neither party shall be responsible or liable for any statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference therein;
     (iii) cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the requirements of the Exchange Act and the

Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4. Parent and Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder;
     (iv) use commercially reasonable efforts to take any action required to be taken under any applicable state or foreign securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action;
     (v) advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4; and
     (vi) promptly notify the other party if at any time prior to the Effective Time it discovers any information relating to either of the parties, or their respective affiliates, officers or directors, which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company and Parent.
     (b) Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Bye-Law Vote and the Required Company Vote and, subject to Section 5.4, (i) Company shall use commercially reasonable efforts to solicit and secure the Bye-Law Vote and the Required Company Vote in accordance with applicable legal requirements and (ii) the Special Committee and Board of Directors of Company shall include the Bye-Law Recommendation and the Company Recommendation in the Joint Proxy Statement/Prospectus.
     (c) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “Parent Stockholders Meeting”) for the purpose of obtaining the Required Parent Vote and, subject to Section 5.4, (i) Parent shall use commercially reasonable efforts to solicit and secure the Required Parent Vote in accordance with applicable legal requirements and (ii) the Special Committee and Board of Directors of Parent shall include the Parent Recommendation in the Joint Proxy Statement/Prospectus.

     (d) Company and Parent shall each use their commercially reasonable efforts to cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date.
     (e) Unless Parent’s Special Committee or the Board of Directors of Parent makes a Change of Parent Recommendation, Parent shall, and shall cause its subsidiaries to, Vote all Company Common Shares held by it or its subsidiaries as follows:
     (i) in favor of approval and adoption of the Bye-Law Amendments and this Agreement and the transactions contemplated hereby, including the Merger,
     (ii) in favor of any other matter intended to facilitate the timely consummation of the Merger,
     (iii) against any action or agreement (including any merger, amalgamation, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Company or its subsidiaries (except for the Merger)) that would compete with, or impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger, in each case, in any material respect, and
     (iv) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Company under this Agreement.
     In furtherance of the foregoing, Parent shall not, and shall cause its subsidiaries not to (A) deposit any of its Company Common Shares in a Voting trust or subject any of its Company Common Shares to any arrangement with respect to the Voting of such Company Common Shares other than agreements entered into with Company, (B) directly or indirectly transfer, sell, assign, convey, offer, exchange, pledge or otherwise dispose of or encumber any of its Company Common Shares or any interest therein, (C) exercise any warrants held by it or its subsidiaries to purchase Company Common Shares, or transfer, sell, assign, convey, offer, exchange, pledge or otherwise dispose of or encumber such warrants.
     “Vote” means voting in person or by proxy in favor of or against any action, or otherwise consenting to a resolution in writing or withholding such written consent in respect of any action (including, but not limited to, consenting to a resolution in writing in accordance with S.77A of the Companies Act). “Voting” shall have a correlative meaning.
     5.2. Access to Information; Confidentiality.
     (a) Upon reasonable notice, each of Company and Parent shall (and shall cause each of its subsidiaries to) (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Company and

Parent shall (and shall cause each of their respective subsidiaries to) make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal, state or foreign securities laws, or the HSR Act, state or foreign Insurance Laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such party is not permitted to disclose under applicable law). Notwithstanding the foregoing, neither party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege applicable to such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with the HSR Act, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel.
     (b) The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements, dated February 29, 2008 and November 14, 2007, respectively, between Company and Parent (the “Confidentiality Agreements”), which Confidentiality Agreements will remain in full force and effect as provided under Section 8.5.
     5.3. Commercially Reasonable Efforts.
     (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party agrees (i) to make, as promptly as practicable, to the extent it has not already done so, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within 30 business days of the date hereof) and (B) required filings with the applicable Governmental Entities under any applicable laws (including all applicable foreign (including Bermuda), federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the “Insurance Laws”) and the Companies Act) which filings shall be made in any event within the time periods specified thereunder and (ii) in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable laws or by such authorities and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all such consents, waivers, orders, approvals, permits, rulings, authorizations and clearances under such other applicable laws or from such authorities as soon as practicable. Each of Company and Parent will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.
     (b) Notwithstanding the foregoing or anything in this Agreement to the contrary, none of Parent (and its subsidiaries) or Company (and its subsidiaries) may, without the prior written consent of the other party, consent to, take or agree or commit to take, nor shall either such party be required to consent to, take or agree or commit to take, any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its subsidiaries’) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent after the Effective Time.
     (c) In connection with and without limiting the foregoing, Company and Parent shall (i) take all action necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
     (d) Subject to receipt of the Required Parent Vote, Parent shall take such actions as are necessary to amend its certificate of incorporation to provide for an increase in the number of authorized shares of Parent Common Stock sufficient to deliver the shares of Parent Common Stock required under ARTICLE II.
     (e) Subject to receipt of the Bye-Law Vote, Company shall take such actions as are necessary to amend its bye-laws to reflect the Bye-Law Amendments.
     (f) Company and Parent shall use commercially reasonable efforts to coordinate the declaration, setting of record dates and payment dates of dividends on the Company Common Shares and the Parent Common Stock so that the holders of the Company Common Shares do not receive dividends on both the Company Common Shares and the Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either the Company Common Shares or the Parent Common Stock received in the Merger in respect of any calendar quarter.
     5.4. No Change in Recommendation.
     (a) The Board of Directors and Special Committee of Company shall not withhold, withdraw, qualify or modify (including by amendment or supplement to the Joint Proxy Statement / Prospectus), in any manner adverse to Parent, the Bye-Law Recommendation (in the case of the Board of Directors of Company) or the Company Recommendation (in the case of the Board of Directors and/or Special Committee of Company), or publicly propose to, or publicly announce that its Board of Directors and/or its Special Committee has resolved to take any such action (any of the foregoing, with respect to the Bye-Law Recommendation and/or the Company Recommendation, a “Change in Company Recommendation”); it being understood that, if the Special Committee of Company recommends, or proposes publicly to recommend that the shareholders of Company vote against any of the Bye-Law Amendments, such recommendation shall constitute a Change in Company Recommendation. The Board of Directors and Special Committee of Parent shall not withhold, withdraw, qualify or modify (including by amendment or supplement to the Joint Proxy Statement / Prospectus), in any manner adverse to Company, the Parent Recommendation, or publicly propose to, or publicly announce that its Board of Directors and/or its Special Committee has resolved to take any such action (any of the foregoing, with respect to the Parent Recommendation, a “Change in Parent Recommendation”).
     (b) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Required Company Vote, in the case of Company, or the Required Parent Vote, in the case of Parent, the Board of Directors and/or Special Committee of Company or Parent, as the case may be, may withhold, withdraw, qualify or modify the Company Recommendation, in the case of Company, or the Parent Recommendation, in the case of Parent, if the Board of Directors and/or Special Committee of Company or Parent, as the case may be, after consultation with its outside counsel and financial advisors, concludes in good faith that such action is reasonably likely to be required in order for the relevant directors to comply with such directors’ fiduciary duties under applicable law; provided that no Change in Company Recommendation or Change in Parent Recommendation, as the case may be, may be made unless the party seeking to make such Change in Company Recommendation or Change in Parent Recommendation, as the case may be, (i) has not breached in any material respect its obligations under this Section 5.4, and (ii) has provided a written notice to the other party advising it of its intention to make a Change in Company Recommendation or a Change in Parent Recommendation, as the case may be, and such other party does not, within three business days following its receipt of such notice, agree to make adjustments in the terms and conditions of this Agreement which obviate the need for the Change in Company Recommendation or the Change in Parent Recommendation, as the case may be, as determined in good faith by the Board of Directors and/or Special Committee of Company or Parent, as the case may be, after consultation with its outside legal counsel and financial advisors (provided that, during such three business day period, the party seeking to make such Change in Company Recommendation or Change in Parent Recommendation, as the case may be, shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with the other party (to the extent such party desires to negotiate) with respect to any proposed adjustments to the terms and conditions of this Agreement).
     5.5. Acquisition Proposals.
     (a) Each of Company and Parent agrees that, except as expressly permitted by this Section 5.5, neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall use commercially reasonable efforts to instruct and cause its and its subsidiaries’ employees, agents, representatives and advisors (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly:
     (i) initiate, solicit, encourage or facilitate (including by providing information) any effort or attempt to make or implement any proposal or offer with respect to, or a transaction to effect, a merger, amalgamation, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries (other than any such transaction permitted by Section 4.1(e) or Section 4.2(e), as the case may be) or any purchase or sale of 10% or more of the consolidated assets (including, without limitation, stock of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement) being hereinafter referred to as an “Acquisition Proposal”);
     (ii) have, continue, participate or otherwise engage in any discussions or negotiations with or provide any confidential information or data to any person relating to an Acquisition Proposal;
     (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or submit to the vote of its stockholders any Acquisition Proposal prior to the termination of this Agreement; or
     (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, amalgamation agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal.
     (b) Each of Company and Parent agrees that (i) it shall, and shall cause its subsidiaries and its and their respective officers, directors, employees, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal. Each of Company and Parent agrees that it shall use commercially reasonable efforts to promptly inform its and its subsidiaries’ respective directors, officers, employees, agents, representatives and advisors of the obligations undertaken in this Section 5.5.
     (c) Notwithstanding anything in this Agreement to the contrary, if at any time prior to obtaining the Required Company Vote, in the case of Company, or the Required Parent Vote, in the case of Parent, Company or Parent, as the case may be, receives an unsolicited bona fide written Acquisition Proposal, Company, its Board of Directors and its Special Committee or Parent, its Board of Directors and its Special Committee, as the case may be, shall be permitted to engage in discussions or negotiations with, and to provide any confidential information or data to, such person in response to such Acquisition Proposal, if and only to the extent that, (i) Company or Parent, as the case may be, has not breached its obligations under this Section 5.5, (ii) the Special Committee of Company or Parent, as the case may be, has received from the person so requesting such information an executed confidentiality agreement on terms no less restrictive on and no more favorable to such person than those contained in the applicable Confidentiality Agreement (except that the confidentiality agreement with such person shall not be required to contain the standstill provision in the ninth paragraph of such Confidentiality Agreement), (iii) the Board of Directors or Special Committee of the Company or Parent, as the case may be, after consultation with its outside legal counsel and its financial advisors, concludes in good faith that (A) such Acquisition Proposal constitutes, or could reasonably be expected to constitute, a Superior Proposal and (B) such action is reasonably likely to be required in order for the relevant directors to comply with such directors’ fiduciary duties under applicable law and (iv) Company or Parent, as the case may be, has notified the other party of such Acquisition Proposal pursuant to and in accordance with this Section 5.5.
     (d) Each of Company or Parent shall promptly notify the other party of any Acquisition Proposal or any request for information that could reasonably be expected to be related to an Acquisition Proposal received by, or any request that could reasonably be expected to be related to an Acquisition Proposal for discussions with or negotiations by, it, any of its subsidiaries or any of their respective directors, officers, employees, agents, representatives or advisors (including any investment bankers, attorneys or accountants), indicating, in connection with such notice, the identity of the person making such Acquisition Proposal or request and the material terms and conditions thereof (including a copy thereof and any related available documentation and correspondence), and in any event Company or Parent, as the case may be, shall provide written notice to the other party of any Acquisition Proposal, request for information or request for such discussions or negotiations within 24 hours of such event. Company or Parent, as the case may be, will keep the other party reasonably informed on a reasonably current basis of the status and terms of any such Acquisition Proposal or request (including whether such Acquisition Proposal or request is withdrawn or rejected and any material change to the terms thereof) and concurrently will provide the other party with copies of any written information that it provides to the person making an Acquisition Proposal or any such request.
     (e) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Required Company Vote, in the case of Company, or the Required Parent Vote, in the case of Parent (in each case, after the expiration of the Notice Period), the Board of Directors and/or Special Committee of Company or Parent, as the case may be, concludes that an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.5 constitutes a Superior Proposal (after giving effect to all of the adjustments to this Agreement which may be offered by the other party prior to or during the Notice Period), the Board of Directors and/or Special Committee of Company or Parent, as the case may be, may (i) approve or recommend, or propose publicly to approve or recommend, such Superior Proposal to its shareholders or stockholders (it being understood that any such approval or recommendation shall constitute a Change in Company Recommendation or a Change in Parent Recommendation, as the case may be) and (ii) approve or recommend, or propose to approve or recommend, and execute or enter into any letter of intent, agreement in principle, merger agreement, amalgamation agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to such Superior Proposal; provided that the Board of Directors and/or Special Committee of Company or Parent, as the case may be, may not take any of the actions set forth in the foregoing clause (i) or (ii) unless (A) the party seeking to take such actions has provided a written notice to the other party (a “Notice of Superior Proposal”) advising such other party that it has received a Superior Proposal and specifying the identity of the person making such Superior Proposal and the material terms thereof (including a copy thereof and any related available documentation and correspondence) and (B) such other party does not, within three business days following its receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer that, as determined in good faith by the Board of Directors and/or Special Committee of Company or Parent, as the case may be, after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, Company or Parent, as the case may be, shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with the other party (to the extent such other party desires to negotiate) with respect to any proposal from such other party). The parties understand and agree that to comply with this Section 5.5(e) any material revisions to the terms of such Superior Proposal shall require the party seeking to take any of the actions set forth in the foregoing clause (i) or (ii) of this Section 5.5(e) to deliver to the other party a new Notice of Superior Proposal and the commencement of a new Notice Period.
     (f) Nothing contained in this Section 5.5 shall prohibit Company or Parent, as the case may be, from (i) complying with Rule 14d-9 or 14e-2 promulgated under the Exchange Act to the extent applicable with regard to an Acquisition Proposal (provided that, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, any failure by Company or Parent, as the case may be, its Board of Directors or its Special Committee to recommend that the stockholders of Company or Parent, as the case may be, reject such offer within the time period specified in Rule 14e-2(a) shall be deemed to be a Change in Company Recommendation or Change in Parent Recommendation, as the case may be), or making any legally required disclosure to its stockholders with regard to an Acquisition Proposal (provided that any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) shall be deemed to be a Change in Company Recommendation, or Change in Parent Recommendation, as the case may be, unless the Board of Directors or Special Committee of Company or Parent, as the case may be, expressly reaffirms its recommendation to its stockholders in favor of approval of this Agreement and the transactions contemplated hereby) or (ii) informing any person of the existence of the provisions contained in this Section 5.5.
     (g) “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal from any person (other than the other party or its subsidiaries) that did not result from a breach by Company or Parent, as the case may be, of this Section 5.5, which the Board of Directors and/or Special Committee of Company or Parent, as the case may be, concludes in good faith, after consultation with its outside legal counsel and its financial advisors, taking into account the legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to such party’s stockholders from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to all adjustments to this Agreement which may be offered by the other party under Section 5.5(e) in response to such Acquisition Proposal), (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed and (iii) approval or recommendation of which would be reasonably likely to be required in order to comply with its directors’ fiduciary duties under applicable law; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(a), except that the reference to “10% or more of its voting power or the voting power of any of its subsidiaries” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “75% or more of its total voting power or the voting power of any of its subsidiaries” and the reference to “10% or more of the consolidated assets” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “all or substantially all of the consolidated assets.”
     5.6. Section 16 Matters. Prior to the Effective Time, each of Company and Parent shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Shares or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each director or officer of Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company.
     5.7. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided herein, and except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Parent and Company.
     5.8. Governance.
     (a) Parent shall take such actions as are necessary to amend its by-laws to cause the number of members of the Board of Directors of Parent to be nine persons effective immediately after the Effective Time so that immediately after the Effective Time the Board of Directors of Parent shall be comprised of (i) all the members of the Board of Directors of Parent as constituted on the date of this Agreement designated by Parent and (ii) all members of the Board of Directors of Company as constituted on the date of this Agreement who are qualified as independent directors pursuant to the NASDAQ Marketplace Rules in effect on the Closing Date, in each case to serve from and after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
     5.9. Indemnification; Directors’ and Officers’ Insurance.
     (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Company or any of its subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company’s memorandum of association, bye-laws and indemnification agreements and resolutions, if any, in existence on the date hereof with any directors or officers of Company and its subsidiaries.
     (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect an extended reporting period for the existing directors’ and officers’ liability insurance maintained by Company with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Company for such insurance (“Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of Company’s Current Premium, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium not in excess of 200% of Company’s Current Premium. Parent may satisfy in full its obligations under this Section 5.9(b) by acquiring a tail directors’ and officers’ liability insurance policy (i) that covers each person currently covered by Company’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement, and (ii) in respect of which the premium for a period until the sixth anniversary of the Effective Time is prepaid at the commencement of such period. At the request of Parent, Company shall cooperate with Parent to obtain such a tail policy effective as of the Effective Time.
     (c) In the event that Parent or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company assume and honor the obligations set forth in this Section 5.9.
     (d) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
     5.10. Public Announcements. The initial press release regarding the Merger shall be a joint press release and thereafter each of Company and Parent shall, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ or by request of any Governmental Entity, consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Company shall provide Parent with its stockholder lists and allow and facilitate Parent’s contact with its stockholders and prospective investors and following a Change in Company Recommendation, such contacts may be made by Parent and its representatives without regard to the foregoing limitations of this Section 5.10.
     5.11. Additional Agreements. In case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, permits, authorizations, immunities and franchises of Company and its subsidiaries, the parties shall use commercially reasonable efforts to cause their respective officers and directors to take all such necessary action. In case the Two-Year Extension becomes effective upon termination of this Agreement as contemplated by Section 7.2, the parties shall, and shall cause each of their respective subsidiaries to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other party and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the Two-Year Extension.
     5.12. Stockholder Litigation. Company shall give Parent the reasonable opportunity to participate in the defense of any stockholder litigation against Company or its directors or officers relating to this Agreement and the transactions contemplated hereby, and Parent shall give Company the reasonable opportunity to participate in the defense of any stockholder litigation against Parent or its directors or officers relating to this Agreement and the transactions contemplated hereby.
     5.13. Inter-Company Distributions. Company shall use commercially reasonable efforts such that, no later than two business days prior to the Closing Date and as of the Effective Time, Company shall hold, as a result of distributions and/or dividends from CP Bermuda (including through distributions and/or dividends from CP Re), an amount in immediately available cash not less than $80,000,000.
     5.14. Replacement Guarantees. Parent shall execute and deliver guarantees, in a form satisfactory to Wilmington Trust Company, and shall take such other actions and do such other things as are necessary or desirable to cause Merger Sub (or, if required by Wilmington Trust Company, Parent) to expressly assume, as of the Effective Time, (a) the due and punctual payment of any and all obligations of Company under the Parent Guarantee Agreement, dated as of December 1, 2006, between Company and Wilmington Trust Company and the Parent Guarantee Agreement, dated as of December 14, 2006, between Company and Wilmington Trust Company, and (b) the performance and observance of all the covenants and conditions thereunder required to be kept and performed by Company.
     5.15. Employee Benefits.
     (a) From and after the Closing, Parent shall, or shall cause its subsidiary to, continue to employ each person employed by Company and its subsidiaries as of the Closing Date (such employees, collectively, the “Company Employees”). Except as expressly provided below, nothing contained herein shall restrict the Parent in the future in the exercise of its independent, good-faith business judgment as to the terms and conditions under which such employment shall continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to Company Employees.
     (b) For a period of not less than one year following the Closing Date, Parent shall (or shall cause its subsidiaries to) make available to Company Employees either (i) employee benefits and compensation opportunities (including salary, wages and bonus opportunity) substantially similar in the aggregate to the employee benefits and compensation opportunities in effect immediately prior to the Closing, (ii) Parent’s employee benefit plans and compensation opportunities on the same terms as similarly-situated employees of Parent and its subsidiaries or (iii) a combination of (i) and (ii), in each case in the discretion of Parent after good faith consultation with the officers of Company set forth in Section 8.3 of the Company Disclosure Letter and, without limitations based upon pre-existing conditions (and the amount of deductibles and out-of-pocket expenses incurred by Company Employees prior to the Closing Date under the Company Benefit Plans shall be credited toward satisfaction of deductibles and out-of-pocket expenses under the employee benefits and compensation plans, programs and arrangements sponsored or maintained by Parent or its subsidiaries (the “Parent Plans”)). Parent and its subsidiaries shall ensure that Parent Plans grant full credit for all service or employment with, or recognized by, Company and its subsidiaries for purposes of eligibility, participation and vesting with respect to any Parent Plan that is an “employee pension benefit plan,” as defined in Section 3.2 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, for purposes of eligibility, participation and determining the amount of any benefit with respect to any Parent Plan that is a vacation or other program that is affected by seniority and any Parent Plan that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, without limitation, any severance plan or sick plan to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under the corresponding Company Benefit Plan, except for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in duplication of accrual of benefits.
     (c) From and after the Closing, Parent shall (or shall cause its subsidiary to) honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time; provided that nothing herein shall limit the right of Company or Parent to amend or terminate such plans, arrangements and agreements in accordance with their terms.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions, unless waived by both Parent and Company:
     (a) Stockholder Approval. Company shall have obtained the Required Company Vote, and Parent shall have obtained the Required Parent Vote.

     (b) NASDAQ Listing. The shares of (i) Parent Common Stock to be issued in the Merger and (ii) Parent Common Stock to be reserved for issuance upon exercise or vesting of the Company Share Options or Company Restricted Shares shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
     (c) Requisite Regulatory Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Entity set forth in Section 6.1(c) of the Company Disclosure Letter or Section 6.1(c) of the Parent Disclosure Letter shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.
     (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
     (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.
     6.2. Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction of the following conditions unless waived by Parent:
     (a) Representations and Warranties.
     (i) The representations and warranties of Company set forth in Section 3.1(b), Section 3.1(c)(i), Section  3.1(j), Section  3.1(k) and Section 3.1(o) shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date).
     (ii) The representation and warranty of Company set forth in Section 3.1(i) (other than Section 3.1(i)(ii) to the extent it relates to Section 4.1(a) and, with respect to 4.1(a), 4.1(m)) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all respects as of such date).
     (iii) Each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date subject to this clause (iii)), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Company.
     (b) Performance of Obligations of Company. Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.
     (c) Certification. Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e) have been satisfied.
     (d) Burdensome Regulatory Condition. Except for such actions as are mutually agreed by Company and Parent pursuant to Section 5.3(b), there shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, which imposes any term, condition, obligation or restriction upon Parent, the Surviving Company or their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent after the Effective Time.
     (e) Inter Company Distributions. No later than two business days prior to the Closing Date and as of the Effective Time, Company shall hold, as a result of distributions and/or dividends from CP Bermuda (including through distributions and/or dividends from CP Re), an amount in immediately available cash not less than $80,000,000.
     6.3. Conditions to Obligation of Company. The obligation of Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by Company:
     (a) Representations and Warranties.
     (i) The representations and warranties of Parent set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d)(i), Section  3.2(j), Section  3.2(k) and Section 3.2(n) shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date).
     (ii) The representation and warranty of Parent set forth in Section 3.2(i) (other than Section 3.2(i)(ii) to the extent it relates to Section 4.2(a) and, with respect to 4.2(a), 4.2(l)) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all respects as of such date).
     (iii) Each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date subject to this clause (iii)), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
     (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.
     (c) Certification. Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
     (d) Burdensome Regulatory Condition. Except for such actions as are mutually agreed by Company and Parent pursuant to Section 5.3(b), there shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, which imposes any term, condition, obligation or restriction upon Parent, the Surviving Company or their respective subsidiaries that would, individually or the aggregate, reasonably be expected to have a Material Adverse Effect on Parent after the Effective Time.
ARTICLE VII
TERMINATION AND AMENDMENT
     7.1. Termination. This Agreement may be terminated, at any time prior to the Effective Time, by action taken or authorized by the Special Committee of the terminating party or parties, whether before or after any Required Stockholder Vote has been obtained:
     (a) by mutual consent of Parent, Merger Sub and Company in a written instrument;
     (b) by either Parent or Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply in any material respect with Section 5.3 or any other provision of this Agreement has been the direct cause of, or resulted directly in, such action;
     (c) by either Parent or Company, upon written notice to the other party, if the Merger shall not have been consummated on or before March 31, 2009 as extended to the third business day immediately following the last day on which the holders of Company Common Shares can require appraisal of their Company Common Shares pursuant to Bermuda law, if required; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, the failure of the Effective Time to occur on or before such date;
     (d) by Parent or Company, upon written notice to the other party, if the other party, its Board of Directors or its Special Committee shall have (i) effected a Change in Company Recommendation or Change in Parent Recommendation, as the case may be (including by amending or supplementing the Joint Proxy Statement/Prospectus to effect a Change in Company Recommendation or Change in Parent Recommendation, as the case may be), (ii) failed to include the Company Recommendation, the Bye-Law Recommendation or Parent Recommendation, as the case may be, in the Joint Proxy Statement/Prospectus in accordance with Section 5.1(b) or 5.1(c), or (iii) materially breached its obligations under Section 5.5(a)(iii) or Section 5.5(a)(iv);
     (e) by Parent or Company, upon written notice to the other party, if the terminating party shall have received a Superior Proposal and complied with the terms of Section 5.5(e) in respect of such Superior Proposal; provided that, in order for the termination of this Agreement pursuant to this Section 7.1(e) to be effective, the terminating party shall have paid the Termination Fee and Expenses of the other party to such other party in accordance with Section 7.2(c) in advance of, or concurrently with, such termination and, in the case of termination by Parent, the Two-Year Extension shall have become effective upon such termination of this Agreement;
     (f) by either Parent or Company if such party is not in material breach of its obligations under this Agreement, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 45 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period;
     (g) by either Parent or Company, if the Required Parent Vote or Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Stockholders Meeting or Company Stockholders Meeting, as the case may be, or any adjournment or postponement thereof at which the applicable vote was taken; or
     (h) by Company, if (i) the Average Parent Stock Price is less than $17.50 and (ii) Company shall have delivered to Parent, by 5:00 p.m. on the second trading day following the last day of the Reference Period, written notice of Company’s election to terminate this Agreement pursuant to this Section 7.1(h) (the “Walk-Away Notice”), which election shall be irrevocable (unless Parent shall have otherwise consented in writing) and effective at 5:00 p.m. on the second trading day following Parent’s receipt of the Walk-Away Notice, unless during such two trading day period, Parent shall have elected by written notice to Company (a “Top-Up Notice”) to adjust the Exchange Ratio and/or the Cash Consideration such that the sum of (A) the product of the Exchange Ratio multiplied by the Average Parent Stock Price and (B) the Cash Consideration, equals or exceeds $11.23; provided that any such Top-Up Notice shall provide for an Exchange Ratio of not less than 0.5371 and Cash Consideration of not less than $1.83; provided further that, following a Top-Up Notice, the Exchange Ratio and the Cash Consideration shall, for all purposes of this Agreement, be deemed to be as set forth in such Top-Up Notice.
     (i) by Parent if the total number of Dissenting Shares exceeds 15% of the issued and outstanding Company Common Shares on the business day immediately following the last day on which the holders of Company Common Shares can require appraisal of their Company Common Shares pursuant to Bermuda law.
     7.2. Effect of Termination.
     (a) In the event of termination of this Agreement by either Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers or directors under or arising from this Agreement, except with respect to Section 5.2(b) (Confidentiality), Section 5.7 (Fees and Expenses), this Section 7.2 (Effect of Termination), and Article VIII (General Provisions), which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.
     (b) If Parent or Company, as the case may be, terminates this Agreement pursuant to Section 7.1(d), then (i) the non-terminating party shall, as promptly as reasonably practicable (and, in any event, within three business days following such termination), pay to the terminating party, by wire transfer of immediately available funds, the sum of (A) $15 million (the “Termination Fee”), and (B) an amount equal to all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the relevant party or its affiliates in connection with or related to this Agreement and the transactions contemplated hereby, up to a maximum amount of $10 million (with respect to the party under this Agreement to which this applies, such party’s “Expenses”), and (ii) in the case of termination by Company, the term of each agreement set forth in Section 7.2(b)(1) of the Company Disclosure Letter (collectively, “Reinsurance Agreements”) and each agreement set forth in Section 7.2(b)(2) of the Company Disclosure Letter (collectively, “Service Agreements”) shall automatically be extended, without any further action by Parent or Company or any of their respective subsidiaries, upon the termination of this Agreement for two consecutive one-year periods, the first of which to begin on the date that is the first day following the expiration of the term of each such agreement as in effect on the date of termination of this Agreement; provided that (A) each such renewed Service Agreement shall be on the same terms and conditions as in effect immediately prior to such extension and (B) each such renewed Reinsurance Agreement shall be on the same terms and conditions as in effect immediately prior to such extension, except that the applicable pricing terms shall be on arm’s-length, fair market terms to be mutually agreed between Company and Parent not later than 90 days prior to the commencement of each such one-year period or, upon written notice by either party to the other party, as determined by the Expert in accordance with Section 7.5 (the “Two-Year Extension”).
     (c) If Parent or Company, as the case may be, terminates this Agreement pursuant to Section 7.1(e), then (i) the terminating party shall pay to the other party, by wire transfer of immediately available funds, prior to or contemporaneously with, and as a condition to, such termination becoming effective, the sum of the Termination Fee and such other party’s Expenses, and (ii) in the case of termination by Parent, the Two-Year Extension shall become effective upon such termination of this Agreement.
     (d) If Parent or Company, as the case may be, terminates this Agreement pursuant to Section 7.1(g) because the Required Company Vote shall not have been obtained, then Company shall, as promptly as reasonably practicable (and, in any event, within three business days following such termination), pay to Parent, by wire transfer of immediately available funds, Parent’s Expenses; provided that, if (i) at any time after the date of this Agreement and at or before the date of the Company Stockholders Meeting, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the officers of Company or Company’s Board of Directors or Special Committee, and (ii) within 18 months of the date of such termination of this Agreement, Company or any of its subsidiaries consummates any Acquisition Proposal, then Company shall pay the Termination Fee to Parent upon the date of such consummation.
     (e) If Parent or Company, as the case may be, terminates this Agreement pursuant to Section 7.1(g) because the Required Parent Vote shall not have been obtained, then (i) Parent shall, as promptly as reasonably practicable (and, in any event, within three business days following such termination), pay to Company, by wire transfer of immediately available funds, Company’s Expenses and (ii) the Two-Year Extension shall become effective upon such termination of this Agreement; provided that, if (A) at any time after the date of this Agreement and at or before the date of the Parent Stockholders Meeting, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the officers of Parent or Parent’s Board of Directors or Special Committee, and (B) within 18 months of the date of such termination of this Agreement, Parent or any of its subsidiaries consummates such Acquisition Proposal, then Parent shall pay the Termination Fee to Company upon the date of such consummation.
     (f) If Company delivers to Parent a Walk-Away Notice pursuant to Section 7.1(h), and Parent does not, within the relevant two trading day period, elect by a Top-Up Notice to adjust the Exchange Ratio and/or Cash Consideration in accordance with Section 7.1(h), such that this Agreement terminates, the Two-Year Extension shall become effective upon such termination of this Agreement.
     (g) If Parent terminates this Agreement pursuant to Section 7.1(i), then Parent shall, as promptly as reasonably practicable (and, in any event, within three business days following such termination), pay to Company, by wire transfer of immediately available funds, Company’s

Expenses and the Two-Year Extension shall become effective upon such termination of this Agreement.
     For purposes of Sections 7.2(d) and 7.2(e), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(a) except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority”. If Company or Parent, as the case may be, fails to pay all amounts due to the other party on the dates specified in this Section 7.2, then the party obliged to pay such amounts shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing on the date such payment was due, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party. If Parent or any of its subsidiaries challenges or contests the validity of the Two-Year Extension, then Parent shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by Company in connection with any action or proceeding (including the filing of any lawsuit) taken to enforce the Two-Year Extension or any of the terms of the Reinsurance Agreements or Service Agreements; provided that Parent shall not be responsible for any costs or expenses incurred by Company in connection with any good faith dispute or disagreement as to any matter other than the validity of the Two-Year Extension, including any such disagreement or dispute as to the terms and conditions of the Two-Year Extension.
     7.3. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Special Committees, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company or of Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
     7.5. Expert. In the event that Company or Parent elects to appoint Towers, Perrin, Forster & Crosby, Inc. or such other nationally recognized reinsurance brokerage firm upon whom Parent and Company mutually agree (the “Expert”) to determine the arm’s-length, fair market pricing terms of the Reinsurance Agreements with respect to a one-year period during the

Two-Year Extension, such party shall do so by written notice to the other party no later than 90 days prior to the commencement of such one-year period. The Expert, acting as expert, will, in its sole and absolute discretion, utilizing such methodologies and processes as it shall determine appropriate, give written notice to Company and Parent of its determination with respect to arm’s-length, fair market pricing terms and conditions of the Reinsurance Agreements for the one-year period in question. The determination by the Expert shall be final, binding and conclusive on both Company and Parent. Company and Parent shall each pay the fees and disbursements of their respective internal personnel and independent advisors incurred in connection with the procedures contemplated by this Section 7.5. All fees and expenses relating to the work, if any, to be performed by the Expert pursuant to this Section 7.5 shall be borne 50% percent by Company, on the one hand, and 50% percent by Parent, on the other hand. The parties shall instruct the Expert to render its determination as soon as reasonably possible (which the parties hereto agree should be not later than 45 days following the day on which the Expert is appointed).
ARTICLE VIII
GENERAL PROVISIONS
     8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
     (a) if to Parent, to
Tower Group, Inc.
120 Broadway (31st Floor)
New York, New York 10271
United States
Attention: Chief Financial Officer
Facsimile: (212) 655-2199

with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Michael W. Blair, Esq.
Facsimile: (212) 909-6836
     (b) If to Company, to
CastlePoint Holdings, Ltd.
Victoria Hall
11 Victoria Street
Hamilton HM 11
Bermuda
Attention: General Counsel
Facsimile: (212) 847-9549/(302) 655-6359
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: John Evangelakos, Esq.
   Stephen M. Kotran, Esq.
Facsimile: (212) 558-3588
     8.3. Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean Parent, Merger Sub and/or Company, as the case may be. References to “person” in this Agreement mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof. References to “subsidiary” in this Agreement means, as to any person, any other person of which more than 50% of the effective voting power or equity or other ownership interests is directly or indirectly owned by such person. References to “affiliate” in this Agreement means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, the terms “stockholder” and “capital stock” in respect of Company shall mean “shareholder” and “share capital,” respectively. As used in this Agreement, “knowledge” means the actual knowledge, without due inquiry, of the officers of Company set forth in Section 8.3 of the Company Disclosure Letter or the officers of Parent set forth in Section 8.3 of the Parent Disclosure Letter, as the case may be. References to “US dollar,” “dollars,” “US$” or “$” in this Agreement are to the lawful currency of the United States of America. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by law or executive order to be closed.
     8.4. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other party, it being understood that both parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.
     8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement (other than the seventh paragraph thereof (contact with third parties) and the ninth paragraph thereof (standstill), which paragraphs shall terminate and cease to have any effect as of the date hereof) and (b) except as provided in Section 5.9(d), is not intended to confer upon any person other than the parties any rights or remedies hereunder.
     8.6. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction, except to the extent that, in the case of Company, Bermuda law is applicable.
     8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
     8.9. Enforcement. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.10. Submission to Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) the U.S. District Court for the District of Delaware or (b) the courts of the State of Delaware (the “Chosen Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any action, suit or proceeding relating hereto either in the U.S. District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     8.11. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     8.12. Defined Terms. Each of the following terms is defined in the provision listed opposite such term:

Section

Acquisition Proposal	5.5(a)(i)

affiliate	8.3

Agreement	Introduction

Average Parent Stock Price	2.1(a)

business day	8.3

Bye-Law Amendments	3.1(j)

Bye-Law Recommendation	3.1(j)

Bye-Law Vote	3.1(k)

Cash Consideration	2.1(a)

Certificate of Merger	1.1

Change in Company Recommendation	5.4(a)

Change in Parent Recommendation	5.4(a)

Charter Amendment	3.2(d)(iii)

Chosen Courts	8.10

Closing	1.2

Closing Date	1.2

Code	2.2(i)

Companies Act	Recitals

Company	Introduction

Company Benefit Plan	4.1(k)

Company Certificate	2.1

Company Committee Recommendation	3.1(j)

Section

Company Common Share	2.1

Company Disclosure Letter	3.1

Company Employees	5.15(a)

Company Insurance Entities	3.1(m)

Company Permits	3.1(e)(i)

Company Recommendation	3.1(j)

Company Restricted Shares	2.3(b)

Company SAP Statements	3.1(m)

Company SEC Documents	3.1(d)(i)

Company Share Option	2.3(a)

Company Share Plans	3.1(b)(i)

Company Share Register	2.1

Company Stockholders Meeting	5.1(b)

Company’s Current Premium	5.9(b)

Confidentiality Agreements	5.2(b)

control	8.3

CP Bermuda	2.5

CP Re	3.1(h)

DGCL	1.1

Dissenting Shareholder	2.1(c)

Dissenting Shares	2.1(c)

Effective Time	1.1

ERISA	5.15(b)

Section

Exchange Act	3.1(d)(i)

Exchange Agent	2.2(a)

Exchange Fund	2.2(a)

Exchange Ratio	2.1(a)

Expenses	7.2(b)

Expert	7.5

FCPA	3.1(e)(i)

Financing	4.3

Form S-4	5.1(a)

GAAP	3.1(a)(i)

Goldman	3.1(o)

Governmental Entity	3.1(c)(iii)

HSR Act	3.1(c)(iii)

Indemnified Parties	5.9(a)

Insurance Approvals	3.1(c)(iii)

Insurance Laws	5.3(a)

Joint Proxy Statement/Prospectus	5.1(a)

knowledge	8.3

Lazard	3.2(n)

Legal Proceedings	3.1(f)

Material Adverse Effect	3.1(a)(i)

Merger	Recitals

Merger Consideration	2.1(a)

Section

Merger Sub	Introduction

Multiemployer Plans	4.1(k)

NAIC	3.1(a)(i)

Notice of Superior Proposal	5.5(e)

Notice Period	5.5(e)

Option Exchange Ratio	2.3(a)

Parent	Introduction

Parent Benefit Plan	4.2(k)

Parent Committee Recommendation	3.1(j)

Parent Common Stock	3.2(b)(i)

Parent Disclosure Letter	3.2

Parent Insurance Entities	3.2(m)

Parent Permits	3.2(f)(i)

Parent Plans	5.15(b)

Parent Recommendation	3.2(j)

Parent SAP Statements	3.2(m)

Parent SEC Documents	3.2(e)(i)

Parent Series A Preferred Stock	3.2(b)(i)

Parent Stock Plans	3.2(b)(i)

Parent Stockholders Meeting	5.1(c)

party; parties	8.3

PATRIOT Act	3.1(e)(i)

Permitted Encumbrance	4.1(e)

Section

person	8.3

Reference Period	2.1(a)

Registrar	1.1

Reinsurance Agreements	7.2(b)

Required Company Vote	3.1(k)

Required Parent Vote	3.2(k)

Required Stockholder Votes	3.2(k)

Requisite Regulatory Approvals	6.1(c)

SAP	3.1(a)(i)

SEC	3.1(a)(i)

Securities Act	3.1(d)(i)

Service Agreements	7.2(b)

Share Issuance	Recitals

SOX	3.1(e)(iii)

Special Committee	Recitals

subsidiary	8.3

Superior Proposal	5.5(g)

Surviving Company	1.3

Tax	3.1(g)

Tax Asset	3.1(g)

Tax Return	3.1(g)

Taxing Authority	3.1(g)

Termination Fee	7.2(b)

Section

Top-Up Notice	7.1(h)

Two-Year Extension	7.2(b)

Vote; Voting	5.1(e)

Voting Debt	3.1(b)(ii)

Walk-Away Notice	7.1(h)
[Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

TOWER GROUP, INC.
By:	/s/ Francis M. Colalucci
	Name:	Francis M. Colalucci
	Title:	Chief Financial Officer and Treasurer

OCEAN I CORPORATION
By:	/s/ Francis M. Colalucci
	Name:	Francis M. Colalucci
	Title:	Treasurer

CASTLEPOINT HOLDINGS, LTD.
By:	/s/ Joel S. Weiner
	Name:	Joel S. Weiner
	Title:	Senior Vice President and Chief Financial Officer

Exhibit A
Form of Charter Amendment

CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TOWER GROUP, INC.
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
          Tower Group, Inc. (the “Corporation”), a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
          FIRST: That the Board of Directors of the Corporation has duly adopted a resolution setting forth the following proposed amendment to the Certificate of Incorporation of the Corporation (this “Amendment”) and declaring this Amendment to be advisable:
Article IV of the Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) is hereby amended to increase (i) the total number of shares of all classes of stock that the Corporation is authorized to issue, and (ii) the number of shares of common stock that the Corporation is authorized to issue, so that Section 4.1(a) of the Certificate of Incorporation shall now read:
     “(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 102,000,000, consisting of: (i) 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

          SECOND: That this Amendment was duly adopted, in accordance with the DGCL and the Certificate of Incorporation and the By-Laws of the Corporation, by the stockholders of the Corporation at a meeting of the stockholders duly held on [                    ], 200[_].
          THIRD: That this Amendment was duly adopted pursuant to the applicable provisions of sections 141, 216 and 242 of the DGCL.
[The remainder of this page has been intentionally left blank.]

          IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on this [___] day of [                    ], 200[_].

By
Name:
Title: